Exhibit 99.1

News Announcement

Conference Call:

Today, April 21 at 10:00 a.m. EDT

Dial-in numbers:

212/346-6383 or 415/904-7333

Webcast:

www.fulldisclosure.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD

FIRST QUARTER REVENUE AND NET INCOME

- Diluted Net Income Per Share Rises to $0.43 vs. Guidance of $0.33 -

- Diluted Net Income Per Share Without Hollywood Casino – Shreveport

Rises to $0.52 vs. Guidance of $0.40-

- Income from Operations Rises to $54.3 Million vs. Guidance of $47.5 Million -

- Raises 2004 Full Year EPS Guidance to $1.56 from $1.46 -

- Raises 2004 Full Year EPS Guidance Without Hollywood Casino – Shreveport

to $1.90 from $1.75 -

Wyomissing, Penn., (April 21, 2004) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported record first quarter results for the period ended March 31, 2004.

Summary of Q1 Results
(In millions, except per-share data)

	Three Months Ended March 31,
	2004	2003	2004 excluding Hollywood Casino - Shreveport +	2003 excluding Hollywood Casino - Shreveport +
Net revenues	$330.8	$225.2	$293.9	$212.5
EBITDA *	$74.7	$53.0	$70.9	$50.3
Income from operations	$54.3	$38.8	$52.9	$36.8
Net income #	$17.8	$13.2	$21.4	$13.7
Diluted EPS #	$0.43	$0.33	$0.52	$0.34

*                 EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  A reconciliation of income from operations (GAAP) to EBITDA, is provided later in this release.

#                 Net income and diluted EPS are presented in accordance with GAAP and include the Company’s Hollywood Casino - Shreveport operations.  Excluding pre-tax charges of $0.5 million, and $1.3 million or $0.01 per share and $0.02 per share after tax, for loss on fair value of interest rate swaps and loss on early extinguishment of debt, respectively, adjusted earnings per share for the first quarter of 2003 was $0.36.

+                 A reconciliation of net revenues, income from operations, net income and diluted earnings per share (GAAP) as well as EBITDA to net revenues, income from operations, net income, diluted earnings per share and EBITDA excluding Hollywood Casino - Shreveport, is provided later in this release.

Commenting on the results, Peter M. Carlino, Chief Executive Officer of Penn National said, “Our record first quarter was well ahead of the guidance which we provided in early February.  The greater than anticipated results reflect strong financial performances at all of our gaming properties.

“The 2004 first quarter represents the fifth consecutive period of ‘same store’ year-over-year EBITDA gains at each casino property we have operated for more than a year — namely Charles Town, Casino Rouge, Casino Magic - Bay St. Louis, Boomtown Biloxi, Bullwhackers and our Casino Rama management contract.  These six properties generated an impressive 20% increase in first quarter ‘same store’ EBITDA when compared to their 2003 results.  Our 41% increase in consolidated EBITDA reflects these ‘same store’ gains as well as the inclusion of a full three months of operations of the Hollywood Casino® assets in 2004 versus just one month in the first quarter of 2003.  Our Hollywood Casino properties performed well in the first quarter 2004 and contributed over $28 million in EBITDA or about 37% of our consolidated EBITDA.  Reflecting Penn National’s continued strong operating trends, during the first quarter we pre-paid approximately $20.0 million of principal on our senior credit facility.

“We recently reported that The West Virginia Lottery Commission authorized a 1,000 machine increase in the number of slot devices at Charles Town Races which, if fully effected, would bring to 4,500 the number of slots at this location.  We plan to add 300 of the newly authorized slot machines at Charles Town Races by the beginning of the fourth quarter of 2004, bringing the total slot machine installed base to 3,800 units.  Beyond that we are undertaking another expansion at Charles Town which will include 1,000 more covered parking spaces immediately adjacent to our facility and the capacity to house, at some point in the future, the additional 700 games recently authorized.  Increasing our slot offerings, while continuing our ongoing property enhancements and expansion will enable patrons to have better access to machines and an overall improved entertainment experience.

“During the first quarter, we were awarded a harness racing license in Maine for our recently purchased Bangor Historic Track, Inc. which operates harness racing at the city-owned track at Bass Park in Bangor, Maine.  Local voters have approved a referendum allowing slot machines at the Bangor facility, and at this time both houses of the legislature have passed supplemental legislation that provides for additional regulation and taxation.  The Joint Standing Committee on Appropriations and Financial Affairs is currently considering the fiscal impact of the legislation.

“We continue to pursue legislation permitting the placement of slot machines at our Pennsylvania racetracks which have been impacted by the availability of gaming in neighboring states.  In the first quarter, EBITDA derived from these assets declined by 18% compared to 2003.  Early this year the Governor proposed a new bill and has publicly requested a bill he can sign no later than June 30 of this year.  In addition to the support of the Governor, the House, and the Senate, repeated polling indicates that 70% of Pennsylvanian’s support slots in the state.  The most recently proposed model would enable us to reinvigorate our racing operations and we have the funding in place to act quickly if a new bill is passed.  We remain hopeful, but there is no certainty, that a slot bill will pass in Pennsylvania.

“While new opportunities and legislation are exciting elements in our growth, it is worth re-emphasizing that our first quarter gains reflect our long-term focus on operations, facility expansion and enhancement programs, marketing initiatives and our policy of appointing strong local management.  We continue to maintain a disciplined approach regarding each of the new opportunities and analyze their potential benefit to Penn National based on several criteria including return on investment, further revenue and earnings diversification and most importantly, the potential to enhance shareholder value.  Our increased 2004 guidance is based solely on our existing operating assets and does not assume any contributions from these new opportunities.”

Financial Guidance

The following table sets forth current guidance targets for the second quarter and full year 2004 in two forms.  One presentation includes all the Penn National and Hollywood Casino® properties, while the second presentation excludes Hollywood Casino – Shreveport (Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003).

The guidance assumes the following:

•                  That Charles Town Races™ will complete its planned parking facility expansion  and will install an additional 300 gaming devices in the fourth quarter of 2004;

•                  Inclusion of operating results for racing operations at Bangor, Maine but that slot operations do not open in 2004;

•                  That there will be no financial contributions or material expenditures related to acquisition prospects;

•                  The Hollywood Casino Shreveport auction is not resolved in 2004 and the property continues to operate under the management of Penn National without seeking bankruptcy protection;

•                  That there will be no debt restructuring costs in 2004;

•                  That the effective tax rate for federal, state and local income taxes for 2004 will be 38%;

•                  That the Company will have approximately 41.5 million diluted shares outstanding; and,

•                  That there will be no material changes in economic conditions, legislative changes, or other extraordinary world events.

(in millions, except per share data)	Q2 ‘04 With Shreveport	Q2 ‘04 Without Shreveport+	Q2 ‘03 Actual	Q2 ‘03 Without Shreveport+
Total revenues	$340.0	$305.1	$325.0	$291.2
Income from operations	$54.7	$53.6	$52.9	$51.9
Plus depreciation and amortization, gain/loss on disposal of assets and earnings from joint venture	$21.1	$18.6	$18.8	$16.5
EBITDA*	$75.8	$72.2	$71.7	$68.4
Diluted EPS	$0.44	$0.53	$0.38	$0.47

(in millions, except per share data)	Previous Full Year ‘04 With Shreveport	REVISED Full Year ‘04 With Shreveport	Full Year ‘03 Actual	Previous Full Year ‘04 Without Shreveport+	REVISED Full Year ‘04 Without Shreveport+	Full Year ‘03 Without Shreveport+
Total revenues	$1,316.1	$1,327.5	$1,163.0	$1,168.2	$1,184.2	$1,049.2
Income from operations	$200.1	$205.9	$183.2	$191.4	$201.2	$180.3
Plus depreciation and amortization, gain/loss on disposal of assets and earnings from joint venture	$84.1	$84.1	$71.4	$74.2	$74.2	$63.2
EBITDA*	$284.2	$290.0	$254.6	$265.6	$275.4	$243.5
Diluted EPS	$1.46	$1.56	$1.27	$1.75	$1.90	$1.58
Add back: After tax loss on change in fair value of interest rate swaps	—	—	$0.03	—	—	$0.03
Adjusted Diluted EPS#	$1.46	$1.56	$1.30	$1.75	$1.90	$1.61

*                 EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.

#                 Adjusted Diluted EPS is Diluted EPS excluding the change in the fair value of interest rate swaps and the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2003.

+                 As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, Hollywood Casino Shreveport (HCS) and Shreveport Capital Corporation, the issuers of $150 million aggregate principal amount of 13% Senior Secured Notes due 2006 and $39 million aggregate principal amount of 13% First Mortgage Notes due 2006 (together, the “Notes”), failed to make an offer to purchase the Notes as required under the indentures governing the Notes.  In addition, HCS and Shreveport Capital Corporation failed to make the $12.3 million August 1, 2003 and $12.3 million February 1, 2004 interest payments due on the Notes.  As a result, the figures included in these columns exclude Hollywood Casino Shreveport.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information

(In thousands) (unaudited)

	REVENUES		EBITDA (1)
	Three Months Ended March 31,
	2004	2003	2004	2003
Charles Town Races™	$94,052	$70,483	$24,887	$19,059
Casino Rouge	28,455	29,070	9,245	9,045
Casino Magic – Bay St. Louis	28,601	26,665	6,573	6,209
Boomtown Biloxi – Biloxi	19,595	18,917	4,895	4,359
Bullwhackers	7,758	6,198	1,148	442
Casino Rama Management Contract	3,458	2,699	3,200	2,494
Pennsylvania Racing/OTWs	22,510	23,400	2,396	2,907
Hollywood Casino – Aurora (3)	58,869	24,791	17,238	7,434
Hollywood Casino – Tunica (3)	30,888	10,548	7,021	2,216
Earnings from Pennwood Racing, Inc. (New Jersey)	—	—	460	588
Corporate eliminations (2)	(316)	(347)	—	—
Corporate overhead	—	—	(6,181)	(4,482)
Sub-total without Hollywood Casino – Shreveport (3)	$293,870	$212,424	$70,882	$50,271

Hollywood Casino – Shreveport (3)	36,901	12,710	3,816	2,779
Total	$330,771	$225,134	$74,698	$53,050

(1)          EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles.  EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs. A reconciliation of GAAP income from operations to EBITDA is included in the financial schedules accompanying this release.

(2)          For intracompany transactions related to import/export simulcasting.

(3)          Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.  In the three months ended March 31, 2003, under former ownership for two months of the quarter, Hollywood Casino – Aurora revenues were $71.0 million and EBITDA was $20.3 million; Hollywood Casino – Tunica revenues were $27.8 million and EBITDA was $4.9 million; and Hollywood Casino – Shreveport revenues were $36.6 million and EBITDA was $6.0 million.  For the purposes of comparison, the 2003 revenue figures for Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport under former ownership for two months of the quarter have been restated to conform with Penn National’s presentation.

-reconciliations follow-

Reconciliation of Diluted Earnings Per Share (GAAP) to Diluted Earnings Per Share
Without Hollywood Casino - Shreveport

Three months ended March 31, 2004 (in millions, except per share data)	Penn National Gaming Consolidated (as reported GAAP)	Subtract Hollywood Casino - Shreveport	Penn National Gaming without Hollywood Casino - Shreveport
Net revenues	$330.8	$36.9	$293.9
Income from operations	$54.3	$1.4	$52.9
Depreciation and amortization, gain/loss on disposal of assets, and is inclusive of earnings from joint venture	$20.4	$2.4	$18.0
EBITDA*	$74.7	$3.8	$70.9
Interest expense	$(25.3)	$(6.2)	$(19.1)
Net income	$17.8	$(3.6)#	$21.4
Diluted EPS	$0.43	$(0.09)	$0.52

*      EBITDA is income from operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.

#      The net loss at Hollywood Casino – Shreveport excludes an after tax management fee of $0.5 million.

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(In thousands) (unaudited)

Three Months Ended March 31, 2004	Income from operations	Depreciation and Amortization	(Gain)/loss on sale of assets	Earnings from joint venture	EBITDA
Charles Town Races	$20,272	$4,613	$2	$—	$24,887
Casino Rouge	7,301	1,771	173	—	9,245
Casino Magic – Bay St. Louis	3,853	2,572	148	—	6,573
Boomtown Biloxi – Biloxi	2,951	1,648	296	—	4,895
Bullwhackers	810	347	(9)	—	1,148
Casino Rama Management Contract	3,200	—	—	—	3,200
Pennsylvania Racing/OTWs	1,613	783	—	—	2,396
Hollywood Casino – Aurora (1)	14,608	2,630	—	—	17,238
Hollywood Casino – Tunica (1)	5,215	1,738	68	—	7,021
Earnings from Pennwood Racing, Inc.	—	—	—	460	460
Corporate overhead	(6,919)	738	—	—	(6,181)
Sub-total without Hollywood Casino – Shreveport (1)	$52,904	$16,840	$678	$460	$70,882

Hollywood Casino – Shreveport (1)	1,390	2,426	—	—	3,816
Total	$54,294	$19,266	$678	$460	$74,698

Three Months Ended March 31, 2003	Income from operations	Depreciation and Amortization	(Gain)/loss on sale of assets	Earnings from joint venture	EBITDA
Charles Town Races	$15,192	$3,597	$270	$—	$19,059
Casino Rouge	7,518	1,527	—	—	9,045
Casino Magic – Bay St. Louis	3,491	2,394	324	—	6,209
Boomtown Biloxi – Biloxi	3,011	1,285	63	—	4,359
Bullwhackers	194	202	46	—	442
Casino Rama Management Contract	2,494	—	—	—	2,494
Pennsylvania Racing/OTWs	2,051	859	(3)	—	2,907
Hollywood Casino – Aurora (1)	6,571	863	—	—	7,434
Hollywood Casino – Tunica (1)	1,640	576	—	—	2,216
Earnings from Pennwood Racing, Inc.	—	—	—	588	588
Corporate overhead	(5,347)	735	130	—	(4,482)
Sub-total without Hollywood Casino – Shreveport (1)	$36,815	$12,038	$830	$588	$50,271

Hollywood Casino – Shreveport (1)	1,988	791	—	—	2,779
Total	$38,803	$12,829	$830	$588	$53,050

(1)   Hollywood Casino – Aurora, Hollywood Casino – Tunica and Hollywood Casino – Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.

Reconciliation of Net Income and Net Income Per Share (GAAP) to Adjusted Net Income and Per Share Earnings

	Three Months Ended March 31,
(in millions, except per share data)	2004	2003
Net income	$17,787	$13,187

Add back:
After tax loss on change in fair value of interest rate swaps#	—	343
After tax loss on early extinguishment of debt#	—	851
	—	1,194
Adjusted net income	$17,787	$14,381

Per share data:
Diluted net income	$0.43	$0.33
Add back:

After tax loss on change in fair value of interest rate swaps#	$—	$0.01
After tax loss on early extinguishment of debt#	$—	$0.02
	$—	$0.03
Adjusted diluted net income	$0.43	$0.36

#      In the three months ended March 31, 2003 Penn National Gaming recorded pre-tax charges of $527 and $1,310 for loss on change in fair values of interest rate swaps and loss on early extinguishment of debt, respectively.  The after tax effect of the 2003 charges for change in fair values of interest rate swaps and loss on early extinguishment of debt was $343 or $0.01 per diluted share and $851 or $0.02 per diluted share, respectively.

-income statement follows-

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Summary Consolidated Statement Of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
Gaming	$283,808	$183,984
Racing	24,640	24,843
Management service fee	3,458	2,699
Food, beverage and other revenue	41,120	25,345
Gross Revenues	353,026	236,871
Less: Promotional Allowances	(22,255)	(11,737)

Net Revenues	330,771	225,134

Operating Expenses:
Gaming	154,777	101,895
Racing	18,233	18,408
Food, beverage and other expenses	28,785	17,134
General and administrative	55,416	36,065
Depreciation and amortization	19,266	12,829
Total operating expenses	276,477	186,331

Income from operations	54,294	38,803
Other income (expense):
Interest expense	(25,698)	(16,352)
Interest income	389	434
Earnings from joint venture	460	588
Other	(1,078)	(104)
Loss on change in fair values of interest rate swaps	—	(527)
Loss on early extinguishment of debt	—	(1,310)

Total other expense	(25,927)	(17,271)

Income before income taxes	28,367	21,532

Taxes on income	10,580	8,345

Net income	$17,787	$13,187

Per share data:
Basic net income	$0.45	$0.34
Diluted net income	$0.43	$0.33

Weighted average shares outstanding
Basic	39,589	39,219
Diluted	41,112	40,280

Reconciliation of Non-GAAP Measures to GAAP

Adjusted net income (and diluted per share earnings) is presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance, and a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure of the Company’s operating results than GAAP net income.  A reconciliation of GAAP net income and per share earnings to adjusted net income and adjusted diluted per share earnings is included in the financial schedules accompanying this release.

EBITDA or earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on disposal of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles.  EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  A reconciliation of GAAP income from operations to EBITDA is included in the financial schedules accompanying this release.

Penn National is hosting a conference call and simultaneous webcast at 10:00 am EDT today, both of which are open to the general public.  The conference call number is 212/346-6383 or 415/904-7333; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions and answers will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.companyboardroom.com; allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed until May 5, by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21192124.  A replay of the call can also be accessed for thirty days on the Internet via www.companyboardroom.com.  This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Recent News” section.

Penn National Gaming owns and operates: three Hollywood Casino properties located in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana; Charles Town Races & Slots™ in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic - Bay St. Louis hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks related to the following: successful completion of capital projects; the activities of the Company’s competitors; the existence of attractive acquisition candidates; the Company’s ability to maintain regulatory approvals for its existing businesses and to receive regulatory approvals for its new businesses; the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which the Company operates; the Company’s dependence on key personnel; the Company’s inability to realize the benefits of the integration of Hollywood Casino Corporation or any other acquired entity; the maintenance of agreements with the Company’s horsemen and pari-mutuel clerks; the impact of terrorism and other international hostilities and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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